Filed Pursuant to Rule 424(b)(3)

Registration No. 333-35026-18

SUPPLEMENT

To Prospectus Supplement dated June 14, 2001

$298,062,031 (Approximate)

STRUCTURED ASSET SECURITIES CORPORATION

Mortgage Pass-Through Certificates, Series 2001-10A

Structured Asset Securities Corporation

Depositor

Aurora Loan Services Inc.

Master Servicer

On June 29, 2001, the Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 2001-10A (the “Certificates”) were issued in an original aggregate principal amount of approximately $298,062,031.  Each Certificate represented an undivided interest in the Trust Fund created pursuant to a Trust Agreement dated as of June 1, 2001 by and among Structured Asset Securities Corporation, as Depositor, Aurora Loan Services Inc., as Master Servicer, and The Chase Manhattan Bank, as Trustee.  This Supplement to the above-referenced Prospectus Supplement (the “Prospectus Supplement”) supplements and updates certain of the information with respect to the mortgage loans.  Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

The information contained in the attached monthly report to Certificateholders is to be read as part of the Prospectus Supplement.

The Date of this Supplement is November 16, 2004

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2001-10A
				Statement to Certificateholders
				October 25 2004
DISTRIBUTION IN DOLLARS
	ORIGINAL FACE VALUE	PRIOR PRINCIPAL BALANCE						CURRENT PRINCIPAL BALANCE
						REALIZED LOSSES	DEFERRED INTEREST
CLASS			PRINCIPAL	INTEREST	TOTAL
IA1	210,508,000.00	11,458,086.24	689,887.36	59,677.53	749,564.89	0.00	0.00	10,768,198.88
IA2	336,559.00	7,860.74	0.00	0.00	0.00	0.00	0.00	7,860.74
IIA1	73,337,000.00	4,748,070.36	112,578.83	13,938.74	126,517.57	0.00	0.00	4,635,491.53
IIA2	335,372.00	21,797.19	16.65	65.26	81.91	0.00	0.00	21,780.54
B1	7,526,000.00	7,350,535.76	6,598.96	33,907.23	40,506.19	0.00	0.00	7,343,936.80
B2	3,762,000.00	3,674,291.18	3,298.60	16,949.11	20,247.71	0.00	0.00	3,670,992.58
B3	2,257,000.00	2,204,379.36	1,978.99	10,168.56	12,147.55	0.00	0.00	2,202,400.37
B4	902,000.00	880,970.41	790.89	4,063.82	4,854.71	0.00	0.00	880,179.52
B5	1,052,000.00	1,027,473.33	922.42	4,739.62	5,662.04	0.00	0.00	1,026,550.91
B6	1,062,605.00	365,846.24	328.41	1,687.61	2,016.02	0.00	0.00	365,517.83
R	100.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
TOTALS	301,078,636.00	31,739,310.81	816,401.11	145,197.48	961,598.59	0.00	0.00	30,922,909.70

IA3	38,055,358.00	0.00	0.00	22,521.05	22,521.05	0.00	0.00	0.00
IIA3	7,594,054.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

FACTOR INFORMATION PER $1000 OF ORIGINAL FACE
		PRIOR PRINCIPAL FACTOR

CLASS	CUSIP		PRINCIPAL	INTEREST	TOTAL	CURRENT PRINCIPAL FACTOR	CLASS	PASS-THROUGH RATES CURRENT PASS THRU RATE
IA1	86358RDE4	54.43064511	3.27725008	0.28349293	3.56074301	51.15339503	IA1	6.250000%
IA2	86358RDF1	23.35620203	0.00000000	0.00000000	0.00000000	23.35620203	IA2	0.000000%
IIA1	86358RDH7	64.74317684	1.53508911	0.19006422	1.72515333	63.20808773	IIA1	3.522797%
IIA2	86358RDJ3	64.99406629	0.04964636	0.19458989	0.24423625	64.94441993	IIA2	3.592797%
Class IA3 and IIA3 factors and balances can be found on Page Two.

				Statement to Certificateholders
				October 25 2004
FACTOR INFORMATION PER $1000 OF ORIGINAL FACE
		PRIOR PRINCIPAL FACTOR

CLASS	CUSIP		PRINCIPAL	INTEREST	TOTAL	CURRENT PRINCIPAL FACTOR	CLASS	PASS-THROUGH RATES CURRENT PASS THRU RATE
B1	86358RDL8	976.68559128	0.87682168	4.50534547	5.38216715	975.80876960	B1	5.535470%
B2	86358RDM6	976.68558745	0.87682084	4.50534556	5.38216640	975.80876661	B2	5.535470%
B3	86358RDN4	976.68558263	0.87682322	4.50534338	5.38216659	975.80875942	B3	5.535470%
B4	N/A	976.68559867	0.87681818	4.50534368	5.38216186	975.80878049	B4	5.535470%
B5	N/A	976.68567490	0.87682510	4.50534221	5.38216730	975.80884981	B5	5.535470%
B6	N/A	344.29184881	0.30906122	1.58818187	1.89724310	343.98278758	B6	5.535470%
R	86358RDP9	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	R	6.250000%
TOTALS		105.41867477	2.71158765	0.48225767	3.19384531	102.70708713

IA3	86358RDG9	.00000000	0.00000000	0.59179709	0.59179709	0.00000000	IA3	6.250000%
IIA3	86358RDK0	.00000000	0.00000000	0.00000000	0.00000000	0.00000000	IIA3	0.000000%

IF THERE ARE ANY QUESTIONS OR PROBLEMS WITH THIS STATEMENT, PLEASE CONTACT THE ADMINISTRATOR LISTED BELOW:
RYAN VAUGHN
JPMorgan Chase Bank - Structured Finance Services NY
4 NEW YORK PLAZA FLR 6, ,
New York, New York 10004
Tel: (212) 623-4484
Fax: (212) 623-5930
Email: Ryan.M.Vaughn@JPMorgan.com

Beginning Class IA3 Balance	4,324,040.75
Approximate Class IA3 Ending Balance	4,227,231.96
IA3 Factor	0.1110811246

Beginning Class IIA3 Balance	0.00
Approximate Class IIA3 Ending Balance	0.00
IIA3 Factor	0.0000000000

Total Scheduled Principal Amounts	28,797.38
Group 1 Scheduled Principal Amounts	15,540.82
Group 2 Scheduled Principal Amounts	13,256.56

Total Unscheduled Principal Amounts	787,603.77
Group 1 Unscheduled Principal Amounts	682,074.84
Group 2 Unscheduled Principal Amounts	105,528.93

Total Net Liquidation Proceeds	0.00
Group 1 Net Liquidation Proceeds	0.00
Group 2 Net Liquidation Proceeds	0.00

Total Insurance Proceeds	0.00
Group 1 Insurance Proceeds	0.00
Group 2 Insurance Proceeds	0.00
Aggregate Advances	0.00
Group 1 Aggregate Advances	0.00
Group 2 Aggregate Advances	0.00

Ending Principal Balance	30,922,909.58
Group 1 Ending Principal Balance	22,102,892.01
Class IA3 and IIA3 factors and balances can be found on Page Two.

Group 2 Ending Principal Balance	8,820,017.57

Group 1 Weighted Average Net Rate	7.433136%
Group 2 Weighted Average Net Rate	3.592795%

Ending Non-Ap Pool Principal Balance	26,685,250.05
Group 1 Ending Non-Ap Pool Principal Balance	22,095,029.61
Group 2 Ending Non-Ap Pool Principal Balance	4,590,220.43

Current Period Realized Losses	0.00
Group 1 Current Period Realized Losses	0.00
Group 2 Current Period Realized Losses	0.00

Fraud Loss Limit	6,051,032.00
Bankruptcy Loss Limit	150,034.00
Special Hazard Loss Limit	6,769,191.00

Bankruptcy Losses	0.00
Group 1 Bankruptcy Losses	0.00
Group 2 Bankruptcy Losses	0.00

Fraud Losses	0.00
Group 1 Fraud Losses	0.00
Group 2 Fraud Losses	0.00

Special Hazard Losses	0.00
Group 1 Special Hazard Losses	0.00
Group 2 Special Hazard Losses	0.00

Servicing Fees	9,918.54
Master Servicing Fee (including Retained Interest)	474.96
Trustee Fees	158.70
Class 2A1 Insurance Premium	276.97

Sec. 4.03(ix) Number and Aggregate Principal Amounts of Mortgage Loans in Delinquency

Group 1
		Principal
Category	Number	Balance	Percentage
1 Month	1	1,259,641.18	5.70%
2 Month	0	0.00	0.00%
3 Month	1	606,088.52	2.74%	2	1,865,729.70	8.44%

Group 2
		Principal
Category	Number	Balance	Percentage
1 Month	2	2,151,043.64	24.39%

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2001-10A
				October 25 2004
2 Month	0	0.00	0.00%
3 Month	0	0.00	0.00%
Total	2	2,151,043.64	24.39%
Group Totals
		Principal
Category	Number	Balance	Percentage
1 Month	3	3,410,684.82	11.03%
2 Month	0	0.00	0.00%
3 Month	1	606,088.52	1.96%
Total	4	4,016,773.34	12.99%

Number and Aggregate Principal Amounts of Mortgage Loans in Foreclosure
Group 1
	Principal
Number	Balance	Percentage
1	1,241,271.98	5.62%
Group 2
	Principal
Number	Balance	Percentage
0	0.00	0.00%
Group Totals
	Principal
Number	Balance	Percentage
1	1,241,271.98	4.01%

Sec. 4.03(x) Number and Aggregate Principal Amounts of REO Loans
Group 1
	Principal
Number	Balance	Percentage
0	0.00	0.00%
Group 2
	Principal
Number	Balance	Percentage
1	1,786,613.02	20.26%
Group Totals
	Principal
Number	Balance	Percentage
1	1,786,613.02	5.78%

Structured Asset Securities Corporation, Mortgage Pass-Through Certificates, Series 2001-10A
	October 25 2004
Aggregate Outstanding Interest Shortfalls
Class IA1 Shortfall		0.00
Class IA2 Shortfall		0.00
Class IA3 Shortfall		0.00
Class IIA1 Shortfall		0.00
Class IIA2 Shortfall		0.00
Class IIA3 Shortfall		0.00
Class B1 Shortfall		0.00
Class B2 Shortfall		0.00
Class B3 Shortfall		0.00
Class B4 Shortfall		0.00
Class B5 Shortfall		0.00
Class B6 Shortfall		0.00
Class R Shortfall		0.00

Sec. 4.03(viv) Aggregate Outstanding Prepayment Interest Shortfalls
Class IA1 Shortfall	0.00
Class IA2 Shortfall	0.00
Class IA3 Shortfall	0.00
Class IIA1 Shortfall	0.00
Class IIA2 Shortfall	0.00
Class IIA3 Shortfall	0.00
Class B1 Shortfall	0.00
Class B2 Shortfall	0.00
Class B3 Shortfall	0.00
Class B4 Shortfall	0.00
Class B5 Shortfall	0.00
Class B6 Shortfall	0.00
Class R Shortfall	0.00
Class IA3 and IIA3 factors and balances can be found on Page Two.